Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-168355) pertaining to the Jacksonville Savings Bank 401(k) Profit Sharing Plan, of our report dated June 15, 2016, on our audits of the statements of net assets available for benefits of Jacksonville Savings Bank 401(k) Profit Sharing Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015 annual report on Form 11-K of Jacksonville Savings Bank 401(k) Profit Sharing Plan.

/s/ BKD, LLP

Decatur, Illinois

June 15, 2016